UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 1, 2007
ALLIS-CHALMERS ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-02199 (Commission File Number)	39-0126090 (I.R.S. Employer Identification No.)

5075 Westheimer Suite 890 Houston, Texas (Address of principal executive offices)	77056 (Zip Code)
Registrant’s telephone number, including area code: (713) 369-0550
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective December 19, 2006, David Wilde resigned as President and Chief Operating Officer of Allis-Chalmers Energy Inc. (the “Company”), but remained a non-executive employee of the Company through March 31, 2007 at his then current salary. On April 1, 2007, the Company entered into a termination agreement (the “Agreement”) with Mr. Wilde. Pursuant to the Agreement, the Company agreed to (i) pay Mr. Wilde his remaining bonus payments in the aggregate amount of $150,000 in accordance with his employment agreement and (ii) accelerate the vesting of stock options to purchase 30,000 shares of common stock held by Mr. Wilde, which were scheduled to vest on December 16, 2007, and provide that such stock options will be exercisable by Mr. Wilde for a ninety-day period following termination.
     Under the Agreement, with certain limited exceptions, Mr. Wilde agreed not to compete with the Company within the United States in the businesses of (i) air drilling or underbalanced drilling, casing and tubing services, or rental of oil and gas drill pipe for a period of one year and (ii) horizontal or directional drilling services for a period of three years. In addition, Mr. Wilde agreed to certain non-solicitation provisions.
     The foregoing description of the Agreement with Mr. Wilde is not complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

Exhibit
Number	Description

99.1	Agreement, dated April 1, 2007, between Allis-Chalmers Energy Inc. and David Wilde.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIS-CHALMERS ENERGY INC.
Date: April 3, 2007	By:	/s/ Theodore F. Pound III
		Name:	Theodore F. Pound III
		Title:	General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Agreement, dated April 1, 2007, between Allis-Chalmers Energy Inc. and David Wilde.